Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in KMG America Corporation’s Form S-8 (Registration statement No. 333-XXXX), which pertains to the KMG America Corporation 2004 Equity Incentive Plan, of our report dated June 2, 2004 (except Note 15, as to which the date is August 2, 2004), with respect to the consolidated financial statements of Kanawha Insurance Company and Subsidiary and our report dated November 2, 2004, with respect to the financial statements of KMG America Corporation included in Form S-1 No. 333-117911 and the related Prospectus of KMG America Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

December 14, 2004